Blue Earth Solutions Announces Sale of 40,000 Pounds of Recycled Polystyrene Pellets

Clermont, Fla—March 5, 2009— (Business Wire)—Blue Earth Solutions, Inc. (OTC Bulletin Board: BESN; www.blueearthsolutions.com) today announced the sale of 40,000 pounds of recycled polystyrene pellets to Aaron Industries, Inc.

“This sale signifies a milestone for Blue Earth Solutions and validates the commercial viability of our expanded polystyrene recycling program.” said Paul Slusarczyk, Blue Earth Solutions’ President and CFO.

About Blue Earth Solutions, Inc:

Blue Earth Solutions, Inc. provides practical, economical and environmentally friendly polystyrene recycling using its patented StyroSolve™ system to produce high quality recycled polystyrene pellets suitable for use in virtually all EPS manufacturing applications.  The StyroSolve™ process provides a superior alternative to other expanded polystyrene (“EPS”) disposal methods reducing landfill waste and eliminating the dangers of incineration toxins.  The Company’s proprietary system provides a biodegradable solution to recycle EPS foam and re-manufacture high quality polystyrene pellets.  Producing high quality recycled polystyrene pellets significantly reduces the need for virgin petroleum based polystyrene, providing obvious environmental and economic benefits.  Blue Earth Solutions’ mission is to implement a practical, economic and environmentally safe EPS recycling solution on a global scale.

Safe Harbor Statement:

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, perceived or actual benefits from Blue Earth Solutions planned operations, the market acceptance and level of sales derived from its operations.

Contact:

Union Investor Relations
Ian Shanno
is@unionir.com
(310) 928-3780